Conference Call Script
4th Quarter 2024 Results
Tuesday, January 21, 2025
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Nick, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the quarter and fiscal year ended December 31, 2024. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes that the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' fourth quarter 2024 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Nick. Good morning, everyone, and thank you for joining our call today. Our fourth quarter diluted earnings per share was $0.76, and was $3.31 for the full year of 2024.

As we look at 2024, I want to note some key takeaways. Our net interest income improved 3 percent compared to 2023, and our net interest margin continued to outperform most in our industry at 4.21 percent. Fee-based income grew 10 percent. Our efficiency ratio stood at 58 percent. Our book value per share improved 5 percent to $31.26, while our tangible book value per share grew 10 percent to $19.94.
We had a favorable shift in the mix of our loan portfolio, as our commercial and industrial loans grew relative to our commercial real estate portfolio. Our commercial and industrial loans increased $163 million, growing from 19 percent to 21 percent of our portfolio, as commercial real estate loans declined from 36 percent to 34 percent from 2024 to 2023. Our loan-to-deposits ratio declined to 84 percent, compared to 86 percent at December 31, 2023. Our criticized loans improved to 25 percent of our total risk-based capital at year-end, compared to 27 percent for 2023, demonstrating the stability of our commercial loan portfolio. We had deposit balance growth of $443 million or 6 percent compared to 2023. Our tangible equity-to-tangible assets ratio improved to 8.01 percent at year-end, compared to 7.33 percent for 2023, and we continued to beat consensus diluted EPS estimates, which were $0.75 for the fourth quarter and $3.30 for the full year of 2024.

As far as our credit quality at year-end, our overall allowance for credit losses was 1 percent of total loans. Our provision for credit losses declined for the fourth quarter, as we had a reduction in individually analyzed loan reserves, which was partially offset by charge-offs for the fourth quarter. Our annualized net charge-off rate was 61 basis points for the quarter, compared to 38 basis points for the linked quarter. This was driven by our leasing charge-offs, which comprised 49 basis points of the quarterly rate.

For the full year, our net charge-off rate was 37 basis points, compared to 15 basis points for 2023. Our leasing business drove 22 basis points of the annual rate for 2024. We have provided guidance in the previous two quarters regarding the elevated charge-offs in our small-ticket leasing business and, last quarter, guided to an anticipated peak of these charge-offs in the fourth quarter. We took an aggressive approach with these credits during the fourth quarter, which drove the higher net charge-off rates as collection strategies brought some of the charge-offs forward into the fourth quarter.

While improvements from the fourth quarter peak are expected, we anticipate a gradual decline towards our expected charge-off rate of 4 percent to 5 percent. We had reserves established on many of these credits during the previous quarters, which reduced the impact provision for credit losses during the fourth quarter. To provide some perspective on our small-ticket leasing, over the two-year period prior to 2024, net charge-offs within the portfolio went from around 1.5 percent to our current rate of 6.7 percent. The average historical net charge-off rate for small-ticket leasing was around 4.5 percent prior to our ownership. Going forward, our strategy with this business continues to be to seek origination yields between 18 percent and 20 percent, with net charge-offs in the 4 percent-to-5 percent range. We expect that the adjustments we have made in origination and credit focus are returning us to the average historical net charge-off levels. For more information on our small-ticket leasing business, please refer to our accompanying slides.

Our nonperforming assets declined $21 million and were 0.53 percent of total assets at year-end. We noted last quarter during our call that we had administrative past-due lease accounts and premium finance accounts for which we were awaiting expected proceeds from carriers on cancelled policies. The majority of those cleared up in the fourth quarter, and our nonperforming asset levels were back in a normal range at year-end.

Criticized and classified loans were relatively similar to levels at the end of the third quarter. Our delinquency approved compared to the linked quarter-end, as the portion of our loan portfolio considered current at year-end was 98.7 percent, compared to 98.5 percent at September 30th.

As it relates to our loan portfolio concentrations, we had no material changes during the fourth quarter. Our total investment commercial real estate exposure at year-end was 36 percent of the $4.6 billion in our commercial loan portfolio and declined to 183 percent of our total risk-based capital.

We continue to be pleased with our multifamily portfolio metrics, which declined to $562 million or 8 percent of total loans at year-end. These loans are focused on quality metropolitan areas that are within our core markets. Collectively, these metropolitan areas experienced average annualized rental rate growth of 3.1 percent, job growth of 1.25 percent, median household income growth of 3.1 percent, and population growth of 0.93 percent. We continue to have minimal exposure in specific lending concentrations, including land development, which comprised 1.4 percent of total loan balances at year-end; office at 1.7 percent; and hospitality at 2.7 percent.

As far as loan balances, we had 5 percent annualized loan growth during the fourth quarter. Our commercial and industrial loans were up over $97 million, while our residential real estate loans were up $57 million compared to the linked quarter-end.Our commercial real estate balances declined at $24 million, which was the result of payoffs and sales within the portfolio, which outpaced new loan growth.Our lease balances declined at $26 million due to lower originations during the quarter, coupled with charge-offs in our small-ticket leasing business.At quarter-end, our commercial real estate loans comprised 34 percent of total loans, nearly 40 percent of which were owner-occupied, while the remainder were investment real estate. At year-end, 47 percent of our total loans were fixed rate, with the remaining 53 percent at a variable rate.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler.

For the fourth quarter, net interest income declined 3 percent compared to the linked quarter and was driven by lower accretion income. Net interest margin was 4.15 percent compared to 4.27 percent for the third quarter. The compression in net interest margin was driven by lower accretion income, which totaled $4.9 million and added 23 basis points to margin for the fourth quarter, compared to $8.1 million and 39 basis points for the linked quarter. On a core basis, excluding the impact of accretion to the third and fourth quarters, we had net interest margin expansion of 4 basis points.

During the fourth quarter, we were able to reduce our interest-bearing deposit costs by 6 basis points, as we saw lower rates on all of our deposit categories during the quarter.We also fully paid off our borrowings from the Bank Term Funding Program, which contributed to the reduction in our short-term borrowing costs.

For the full year, net interest income increased 3 percent, while net interest margin declined 34 basis points. As we have mentioned previously, our decline in net interest margin compared to 2023 was mostly due to the timing of our deposit cost increases occurring slower than the repricing of our loans to higher rates.
From an interest rate risk perspective, we are in a generally neutral position. Our net interest income profile is robust and is relatively insensitive to changes in interest rates.

Moving on to our fee-based income. We had growth of 5 percent compared to the linked quarter. This increase was driven by higher commercial loan swap fees, which were up nearly $1 million, and was partially offset by declines in mortgage banking income.

For the full year, fee-based income grew 10 percent and was the result of improved lease, trust and investment, and insurance income, as well as the full year impact of the Limestone merger.

During the fourth quarter, we recognized a $1.2 million loss on an other real estate owned property, which is included in our nonperforming assets. This loss was recognized based on a recent appraisal received regarding the property value.

As it relates to our net interest expenses, we had an increase of 7 percent compared to the linked quarter. The majority of this increase was in other non-interest expenses, due to higher non-core expenses, coupled with reductions in corporate expense recognized last quarter. For the full year, non-interest expense was up 3 percent as we experienced higher operating costs from the additional footprint from Limestone, which was partially offset by lower acquisition-related expenses during 2024.

For the fourth quarter, our reported efficiency ratio was 59.6 percent and was up compared to 55.1 percent for the linked quarter. Our improvement in fee-based income for the quarter was outpaced by lower net interest income and increased non-interest expense, resulting in a higher efficiency ratio compared to the linked quarter. For the full year, our reported efficiency ratio was 58 percent, an improvement compared to 58.7 percent for 2023, due to lower acquisition-related costs in 2024.

Looking at our balance sheet at year-end, our loan-to-deposit ratio was flat compared to the linked quarter-end and stood at 84 percent for both periods. We had growth in our investment portfolio during the quarter as we locked in some higher yields and longer durations, putting those investments into our held-to-maturity securities.

As noted in our accompanying slides, we had growth in our deposits during the quarter, which were up $112 million compared to September 30th. Our non-interest-bearing deposits grew considerably, while our interest-bearing transaction accounts also increased. At the same time, our governmental deposits declined compared to September 30th. As we have noted previously, these deposits are seasonally higher during the first and third quarter of each year. Our retail CDs grew compared to the linked quarter-end, while our brokered CDs also increased as part of our funding strategy. As we have mentioned before, we view brokered CDs as an additional funding source, and they have been available at a rate lower than FHLB advances in recent periods. We expect our deposit costs to continue to decline as they did for the fourth quarter. Our CD specials at year-end 2024 were around 4 percent, compared to between 4.75 percent and 5.25 percent at year-end 2023.

While the Fed funds rate increased 4.25 percent from the fourth quarter of 2021 through year-end 2024, our deposit rates only increased 1.8 percent over the same time period.

Our demand deposits as a percent of total deposits were 34 percent at quarter-end and were consistent with the linked quarter-end. Our non-interest-bearing deposits grew to 20 percent of total deposits at quarter-end, compared to 19 percent for the linked quarter-end. At year-end, our deposit composition was 79 percent in retail deposit balances, which included small businesses, and 21 percent in commercial deposit balances. Our average retail client deposit relationship was $26,000 at quarter-end, while our median was around $2,500.

Moving on to our capital position. Most of our capital ratios improved compared to the linked quarter and benefited from earnings outpacing dividends. Our tangible equity-to-tangible assets ratio declined to 8 percent, compared to 8.3 percent at September 30th, and was due to increases in our accumulated other comprehensive losses related to our available-for-sale investment securities. Our book value and tangible book value continue to improve, and we’re up 5 percent and 10 percent respectively compared to December 31, 2023. While managing our capital levels, we continue to provide a high-yield return to our shareholders with a current dividend yield of 5.11 percent.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie. As we move into 2025, I’d like to reflect on some of our achievements during 2024.

We continue to be recognized as a top employer by many publications, allowing us to attract and retain top talent. We contributed to our communities in meaningful ways, including donations, volunteering, and through our scholarship programs. These activities are key to our market presence and competitiveness within our markets.

We continue to leverage the investments we have made to prepare to surpass $10 billion in assets.

We were recognized as being in the top 15 percent of banks nationally in the Small Business Administration 7(a) approved loans.

We are reiterating our guidance for the full year of 2025, which excludes non-core expenses. We expect to have positive operating leverage for 2025 compared to 2024. We expect to have improvement in our return on average assets for 2025 compared to 2024.

Assuming an additional 50-basis-point reduction in rates from the Federal Reserve during 2025, spread over the first nine months of the year, we anticipate a stabilization in our net interest margin of between 4 percent and 4.2 percent. In our projections for 2025, each 25-basis-point reduction in rates results in a nominal impact of 1 or 2 basis points to net interest margin.

We believe our fee-based income growth will be in the mid-to-high-single-digit percentages compared to 2024. We expect quarterly total non-interest expense to be between $69 million and $71 million for the second, third, and fourth quarters of 2025, with the first quarter of 2025 being higher due to the annual expenses we typically recognize during the first quarter of each year.

We believe our loan growth will be between 4 percent and 6 percent compared to 2024. We anticipate provision for credit losses to be similar to our 2024 quarterly run rate for 2025. We also expect our net charge-off rate for the full year of 2025 to be modestly lower than the rate experienced for the full year of 2024.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox. And joining me for the Q&A session is Katie Bailey, our Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
Thank you. We will now begin the question-and-answer session. (Operator Instructions). Our first question today will come from Brendan Nosal with Hovde Group. Please go ahead..

Brendan Nosal:
Maybe just to start off on loan growth stuff, I was just kind of curious. What was the driver of the divergence between end of period and average for the quarter? I mean, it seemed like the period end number was quite healthy, but the average was down a bit. I’m just kind of curious, was that timing? Or were there payoffs earlier in the quarter that dragged down the average? Any colour there would be helpful.

Tyler Wilcox:
Brendan, just so I understand your question, kind of relative to the first three quarters? Is that what you’re asking? Or?

Brendan Nosal:
I mean, I guess if I look at average loans, they were down a couple percent annualized for the quarter, whereas end of period was up 5 percent or 6 percent annualized for the quarter.

Tyler Wilcox:
Got it. Yeah. I think it was timing and December production was just—a lot of our borrowers getting their deals done in December, mostly a timing issue. But I would say demand continues to be strong across all of our portfolios as well.

Brendan Nosal:
Okay. Great. Then maybe turning to the deposit base. I get that you guys have a much more retail-oriented base than others. But just kind of curious how long you think it takes for you to get more beta out of that deposit base and kind of the timing on that to squeeze more of that 100 basis points out of the Fed onto your own pricing.

Katie Bailey:
Yeah. I mean, I think we started a little ahead of the Fed cutting in September, and we have been actively managing it through the cycle of the fourth quarter. And we’ll continue to do so into the first quarter, even if no rates cuts are experienced in the first quarter.

Brendan Nosal:
Okay. Perfect. Maybe one last one from me, just on asset quality broadly and, I guess, especially outside of the leasing book. I mean, numbers outside of leasing look really, really solid. So just curious what you’re seeing more broadly on both commercial and consumer credit trends.

Tyler Wilcox:
Yeah. Thanks for the question, Brendan. A couple thoughts. I agree with you. The asset quality overall in the kind of 97 percent of that portfolio is incredibly strong. As we said last quarter, we saw kind of a reduction to norms in nonperforming assets, and the delinquency rates are a positive trend. The criticized, classified as a percentage of capital is down. And the full contribution for the year in the commercial book was at 2 basis points of charge-offs. We expect that credit quality to continue, both because of the kind of diversity of the loan portfolio and the quality of our execution from a credit monitoring standpoint. And in consumer, we’ve talked this year about consumer being kind of elevated from a—slightly from an incidence of charge-off in the indirect portfolio, and then also from a value of each individual charge-off. We’ve seen a four-month trend of decline there in the charge-off rate. So the fourth quarter charge-off rate came down about 30 basis points in the indirect portfolio. And just generally, the overall borrowing profile on the commercial side is deploying those low-cost deposits into quality markets, as we mentioned, and so we feel a high degree of confidence in the overall portfolio.

Brendan Nosal:
All right. Fantastic. Thank you for taking the questions.
Tyler Wilcox:
Thank you.
Katie Bailey:
Thanks, Brendan.
Operator:
Your next question is from Tim Switzer with KBW. Please go ahead.

Tim Switzer:
And it’s good to hear from you guys. My first question is with the 53 percent of loans that you guys said are variable rate, can you remind us, is that all repricing quarterly? Or does some of that have a bit of a longer lag?

Katie Bailey:
Most of it is monthly, with a portion of it quarterly and a very small portion later than that, but majority is monthly.

Tim Switzer:
Okay. That’s great. And then offsetting that, giving you guys are pretty rate neutral, can you review what your shorter-term funding sources are, particularly like on the deposit side? I know you have some CDs that are maturing over the course of the year that are probably helping with that.

Katie Bailey:
Right. Well, I’d say our CD, retail CD book is pretty short in nature; I’d say generally less than a year. Brokered deposits, again, as we stated in the call, we use those but, again, keep those relatively short, three, six, nine months, tenors, generally speaking. And then our primary source is an overnight funding source through the FHLB.

Tim Switzer:
Okay. I got you. And you guys have been talking about deposits a little bit already. But could you provide some details on maybe like the customer response to you lowering deposit rates fairly broadly across your different sources there? And do you expect that to change at all with how fed rate expectations have come up a little bit?

Katie Bailey:
Yeah. I mean, I think we’ve started lowering our special rate CD prices in lockstep with the Fed. I mean, again, we were a little ahead of it, and then we’ve been a—we haven’t gotten quite all of it out of it, just based on the repricing term of those. But we’re still seeing some growth in that line item, as you saw in the quarterly results. We haven’t seen a big reaction from a customer attrition perspective. I think we’re still keeping it fairly competitive within the markets that we serve.

Tyler Wilcox:
Although we’re largely retail-focused there, we saw some healthy growth, for example, in commercial, so keeping up—as well—so keeping up with the competition, the results kind of speak for themselves in terms of how the clients are reacting.

Tim Switzer:
Okay. Yeah. That makes sense. And the last question for me. It might be a little early for this. But with the change in administration occurring yesterday, there’s a lot of different puts and takes on kind of the macro-outlook and the impact of tariffs and where rates will go. Are you seeing that result in any caution from some of your C&I borrowers at all? Or maybe even the other direction in certain industries, where they’re a little bit more bullish? Has it impacted like your loan pipeline in any way?

Tyler Wilcox:
Yeah. I would—as you say, there are some puts and takes. We certainly have some C&I-focused clients that may be impacted by tariffs. But overall, I would say, if you look at some of the national data—and it certainly tracks with what we are hearing collectively from our clients—is there’s a high degree of business optimism. I believe there was a huge spike in the kind of Small Business Optimism Index in the last few days. And I think that’s generally reflected throughout our markets. And so cautious optimism is how I would phrase it.

Tim Switzer:
Okay. Great. Thank you, guys.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thank you, Tim.

Operator:
Your next question today will come from Terry McEvoy with Stephens. Please go ahead.

Terry McEvoy:
Good morning, Katie. Just to maybe just start with a couple small questions from the quarter. Could you just expand on the acquisition-related expense? I mean, Limestone closed almost two years ago. It was curious to see that pop up. And then just the swap fees which you called out in the press, how much were those in the quarter? And is that taken into consideration in your 2025 outlook?

Katie Bailey:
Yeah. So as it relates to the acquisition cost, that is related to a legal contingency that represents the anticipated settlement of a lawsuit that we inherited with the Limestone acquisition. And then as it relates to the commercial loan swap fees, that was about $1.2 million for the quarter, compared to about $200,000 in the third quarter. Again, that’s all customer demand, and we’ve seen spikes like that in other times. I would say we don’t necessarily anticipate each quarter in 2025 to be at the million-dollar range, but we think that the year might land somewhere around that.

Terry McEvoy:
Okay. And then to follow up, maybe can you just—the C&I growth was nice to see. Any specific markets or industries that contributed to the quarterly growth? And then what type of headwind do you expect from kind of CRE pay-downs in 2025? And will you continue to manage down the leasing portfolio or North Star?

Tyler Wilcox:
Yeah. Let me take those sequentially. So on the C&I growth, I would say it was broad-based across all of our markets and no particular area that stands out, which is kind of what we like. Your second question was—sorry, these compound questions, I’m slow, Terry.

Terry McEvoy:
It’s all right. It’s just the CRE pay-downs and runoff of leasing.

Tyler Wilcox:
So CRE pay-downs, we have about $350 million of CRE maturing in 2025. Obviously, we’ve kind of done a deep dive into that. As we’ve talked about on previous calls, pay-down activity has been heavier this year than it has been previously, particularly driven not just by permanent financing, but by sales. But the sales market is very strong, and I think it’s also a testament to the quality of the markets that we’re in, that the sales demand is high as investors look to purchase particularly those multifamily projects. And then your question about North Star Leasing—or excuse me, small-ticket leasing—was what? Remind me.

Terry McEvoy:
Will you continue to manage down that portfolio? I believe in the past, you’ve talked about shrinking it, and we did see some runoff in the fourth quarter.

Tyler Wilcox:
Yes. At year-end, that stood at about $191 million, and that will likely decline, notwithstanding we expect originations to pick up a little bit. Yeah. And just to give you a little bit of colour on that for overall, we believe the worst is behind us. As we clean up the portfolio, there’s still some work to do. So we’re not returning—just for clarity, we went from 1.5 percent charge-offs to over 6 percent. Over 6 percent is too high, but under 4 percent was probably too low from a historical perspective, and we look to ramp back down over the year, closer to that 4 percent net charge-off. So that’ll continue a little bit of pressure on that portfolio size while originations, we hope, will pick up.

Terry McEvoy:
Perfect. Thanks for all the insight. Appreciate it.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thanks, Terry.

Operator:
Your next question today will come from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
You guys have talked about this already, but maybe just a little bit more specifically, Katie, on the margin guidance. Given the neutral balance sheet sensitivity, and it seems like the goalposts of the 4 percent to 4.20 percent would be driven by deposit repricing and payoffs perhaps. Curious if that’s kind of how you’re thinking about it as well. And if so, is there like a range of betas on the way down that you think kind of fit those goalposts? Or just curious, kind of how you were thinking about it in the budgeting process.

Katie Bailey:
Yeah. So just to be clear, the 4.00-4.20 does include accretion income as it has been historically for us, and as we’ve guided to in the past. We would anticipate that on a quarter—the first half of the year, somewhere around 15 to 20 basis points, getting somewhere closer to—and probably staying within that range for the full year, just slightly moving down that range as we proceed through the year. And again, to your point, I think we will—some of that is—the insight we have into that is the deposit betas, we do expect to continue to see some reduction in that cost for us, as we said, as we proceed through the first quarter, even if there are no Fed rate cuts in the first half of the year. Again, as a reminder, and as we said in the call, we were slow to raise deposit rates, so you’re seeing some of that. It’s a little bit of a lag to what the loan pricing has done over the Fed cycle. So we’re back on track to come down, but it’s just slower than—because we were still rising, I guess, when the Fed started cutting.

Daniel Tamayo:
And then maybe just kind of high-level thought on credit. You sounded pretty bullish relative to where you’ve been. You’ve got the leasing book being cleaned up. I mean, if you had to say there’s one area that you think is the biggest risk to guidance in 2025 from a credit perspective, is it just kind of a longer tail on the leasing portfolio? Or you think it’s now kind of moved beyond that and more focused on the typical commercial and consumer portfolios?

Tyler Wilcox:
Yeah. I think, from a credit perspective, Danny, it depends on what rates and inflation do. That is probably one of the catalysts for the increase that we saw in the small-ticket leasing, because that’s particularly—has a little bit more of a concentration in start-ups and businesses that are a little bit more vulnerable. Like I think we will always have kind of a few ups and downs on the criticized and classified. And as you saw this year, one quarter up, one quarter down, but relatively stable and consistent. And that’s kind of what we expect at this point. So overall, just I think it’s a high-quality, diversified loan portfolio. And notwithstanding the small-ticket leasing, as that ramps down towards the more realistically expected credit losses, I have a high degree of confidence in the overall portfolio.

Daniel Tamayo:
Terrific. All right. Well, thanks for taking my questions, Tyler and Katie.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thanks, Danny.

Operator:
Your next question today will come from Nathan Race with Piper Sandler. Please go ahead.

Nathan Race:
A question just on kind of the trajectory for loan yields going forward within the context of the guidance you provided going forward. Assuming the Fed’s on hold at least over the next quarter or two, just curious what you guys are seeing in terms of new loan pricing, perhaps on a weighted average basis these days.

Tyler Wilcox:
Yeah. On a blended basis, we ended the year at—make sure I get the number right—7.14 percent yield across the entire portfolio, including loans and leases. Commercial has been positive up there at about 7.71 percent for the full year average. And our specialty finance businesses drive that a little bit higher, and our consumer is a little bit lower. So we expect yields to remain strong, but we’re also not following any competition when it goes into terms or rates that don’t kind of comport with our expectations for the business. And I think you’ll see consistency there.

Nathan Race:
Okay. Great. And just going back to credit, I appreciate the guidance around provisioning at a similar level relative to last year. And it sounds like, as you described, charge-offs, particularly in the leasing segment, peaked in the fourth quarter. So just curious if you guys have any kind of goalposts in mind in terms of where you want to see the reserve get back up to, maybe by the end of this year, relative to loans.

Katie Bailey:
Yeah. I mean, I think the 1 percent—one handle, I think is a good place, being an audited institution. But I think where we are now is reasonable. And we might pick up a few basis points. But I think, historically, we’ve played in that 1 percent to 1.1 percent, 1.25 percent, and so I would expect we would stay within that range for ‘25.

Tyler Wilcox:
Assuming the forecast continues kind of as is, from an economic perspective, our provision has some factors in it, relative to unemployment and so forth, that can drive the formulaic results. But I think it’s been consistent over the years, as Katie mentioned.

Nathan Race:
Got it. Just a housekeeping question on the accretion income expectations for this year. Katie, any thoughts on what we can expect maybe in terms of accretion income in 2025?

Katie Bailey:
Yeah. From a basis-point perspective, I think we will be in that 15 to 20. We’ll start the year at the high end of that and end the year at the low end of that. That’s assuming kind of a normal expectation for payoffs. But I’d say $10 million to $15 million in accretion income for ‘25 is probably in the range of expectation.

Nathan Race:
Gotcha. One last one from me. Just be curious to hear if you guys are seeing any increased or feeling any increased optimism on the M&A front in light of everything that’s unfolded over the last 90 days or so. And just curious what you see in terms of the number of partners you’re talking to and just the overall magnitude of some of those conversations.

Tyler Wilcox:
Yeah. No, Nate, thank you. I think there’s a lot of conversations going on, as you know, about us, that we are very active in the space, talking to potential partners, and that continues to be the case. I would say that there’s optimism out there. The discussions I have is that there’s a lot of optimism among the larger regionals that they may see a window, and we would be poised, just as an aside, to take advantage of the combinations of larger banks that often causes customer or client disruption and community disruption, that we’re well poised to take advantage of and to recruit talent. But that wasn’t really your question. So I would say, yes, a lot of active conversations. We’re optimistic, but we continue to kind of preach, for ourselves and to potential partners, that strategic patience. We have a mild preference still for the kind of larger deal to take us over 10, and we’ve kind of been active in passing on opportunities that don’t fit strategically or from a size perspective, and we’ll continue to do that. But if the right opportunity comes along soon, we’ll take it. And if it doesn’t come along in any immediate timeline, we’ll be fine because we have headroom. So we remain kind of poised to be opportunistic, is what I would say.

Nathan Race:
Okay. Great colour. I appreciate it. Thank you.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thank you, Nate.

Operator:
Your next question today will come from Manuel Navas with D. A. Davidson. Please go ahead.

Manuel Navas:
More big-picture, what do you see as the biggest wild card to that positive operating leverage target for next year, positively or negatively?

Tyler Wilcox:
Well, the potential for outsized loan growth is a possibility. And that would certainly drive a positive result for us. I feel positive about kind of our expense control going into the next year, so I don’t see that as a real potential risk.

Katie Bailey:
No. I mean, I think we feel good about our deposit base. We think that’s one of the attractive features of this institution. Rate environment, again, we said we’re relatively asset neutral—or neutral to interest rates, but we’ll see what happens from the Fed perspective. I think right now, it’s different than where we were six months ago, so it’s likely to change. But I think we feel good about where we sit today. But that’s just something out of our control that we’ll continue to monitor and manage.

Tyler Wilcox:
Yeah. I think the threats are more external. Were there to be a recession or economic downturn or persistent inflation, those types of things that would drive economic activity, that’s maybe where the wild card risks lie.

Manuel Navas:
Okay. That’s more exogenous. I appreciate that. Can you dive in a little bit more into the DDA trends you had? I don’t think it’s come up just how strong the non-interest-bearing growth was. What kind of drove that? Is it just because the C&I was up at the same time? Any more colour on that in general?

Katie Bailey:
Yeah. I mean, I think we have continued as an institution to encourage the sales force to not only look for the loans, but also to actively engage their client in the deposit conversation too. And I think we’re seeing that benefit come through in the deposit base, and that holds true for the retail franchise, as well as the commercial part of the business. So I think that’s what you’re seeing come through in the growth in the fourth quarter.

Manuel Navas:
And that growth, so you’re saying that some of that growth was retail DDA as well as, like, operating accounts?

Katie Bailey:
Correct.
Manuel Navas:
Awesome. And if you’re getting that 4 percent to 6 percent loan growth, do you kind of expect deposits to keep up? Or will there be a little bit of a tick higher in the loan-deposit ratio?

Katie Bailey:
I think we saw 6 percent deposit growth in ‘24. I think that beat our expectations a little bit. I think, generally speaking, we expect deposit growth of 2 percent to 3 percent a year. So I’d expect we would see some borrowings put on to help potentially with the loan growth.

Manuel Navas:
Okay. That’s helpful. Thank you. I appreciate the commentary.
Tyler Wilcox:
Thank you.
Katie Bailey:
Thanks.
Operator:
(Operator Instructions) Your next question today will come from Daniel Cardenas with Janney Montgomery Scott.

Daniel Cardenas:
Most of my questions have been asked and answered, but just maybe as a little bit of cleanup. As I look at the charge-off levels in the fourth quarter, how much of that was covered by specific reserves versus what was taken in the quarter in terms of provisions?

Katie Bailey:
Yeah. About $3 million was covered with specific reserves that we had up at 9/30, that were then charged off in the fourth quarter.

Daniel Cardenas:
And those are all related to the leasing portfolio?

Katie Bailey:
Correct.

Daniel Cardenas:
And how difficult would it be to kind of build that back up? I know you kind of said that you want your reserve-to-loan level maybe a little bit higher than where it is at 1 percent. But, do you kind of an envision—do you envision a scenario where we could see that maybe closer to 1 10 by the end of the year?

Tyler Wilcox:
I would say no, Dan. I’d say we’ve put up some very specific reserves, putting on some qualitative factors relative to specifically the small-ticket leasing. And our analysis thus far has been what enabled us to be able to be predictive on the fourth quarter and where we think we’re going in the subsequent quarters. So I think we have a high degree of confidence in our kind of internal analysis of that book and our expectation of how the charge-offs will potentially cascade throughout the year. And I think fourth quarter really proved that out.
Katie Bailey:
Yeah. And I would just add that we have been, in my opinion, reserving for the small-ticket leasing at historic levels throughout the process. So again, we elevated that with some specific reserves that Q3 had earlier in the year. So I don’t expect a big increase related to the small-ticket leasing in the reserve. As we go forward, I think we would—we’ve been carrying it in that 4 percent to 5 percent historic rate, which we quoted in the release. Again, another factor that plays into the reserve, as you’re well aware, under CECL, is the economic forecast. So that looks, in my opinion, pretty good right now. To the extent that moves meaningfully against us, that reserve ratio could sway meaningfully in the quarter that, that happens. But I don’t have any reason to believe that will happen in ‘25 but, again, it’s kind of data-dependent.

Daniel Cardenas:
Got it. Got it. Okay. And then, just in terms of talent acquisitions, as you noted, I mean, there have been a bit of a pickup in the M&A activity here recently. Have you seen that kind of result into additional discussion with teams or individuals and markets that you’re either in or want to be in?

Tyler Wilcox:
Yeah. Dan, I would say less with teams. We’ve historically not done kind of major lift-outs, but we are as active on the talent acquisition front as we are on the general acquisition front. And I would say, for example, in the past few quarters, we’ve added nine additional commercial bankers across kind of what we view as our core footprints of Ohio and particularly in Kentucky and southern Ohio, kind of in the Cincinnati—basically the Columbus to Louisville corridor, if you want to call it that, and optimistic about kind of their future production, which is kind of baked into our 2025 numbers. So yeah, and we will continue to be opportunistic with those hires. We’re also investing in our leasing businesses. We’re investing in all of our lending businesses, indirect, to expand that network as well. And so we are kind of all in on talent acquisition and will continue to be because that ultimately drives our results.

Daniel Cardenas:
Got it. No. That makes sense. All right. Great. That’s all I have for right now. Thank you, guys.

Tyler Wilcox:
Thank you, Dan.

Katie Bailey:
Thank you, Dan.

Operator:
At this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
I am disappointed that none of the analysts were interested in my opinion on the Buckeyes result. But with that, I’ll say I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a great day.

Operator:
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.